Exhibit 10.15

UNITED STATES DISTRICT COURT
DISTRICT OF MASSACHUSETTS

)
IN RE VASO ACTIVE	)	Master Docket No. 04-10792-RCL
PHARMACEUTICALS, INC.	)	(Consolidated Derivative Action)
DERIVATIVE LITIGATION	)
)

STIPULATION AND AGREEMENT OF SETTLEMENT

This Stipulation and Agreement of Settlement (this “Stipulation”), dated as of September 21, 2005, is entered into by and among Plaintiffs Joseph Rosenkrantz and William Pomeroy, derivatively on behalf of nominal Defendant Vaso Active Pharmaceuticals, Inc. (“Vaso” or “the Company”), and Defendants BioChemics, Inc., John Masiz, Kevin J. Seifert, Stephen G. Carter, Bruce A. Shear, Brian J. Strasnick, William P. Adams, Robert E. Anderson, Gary Fromm and Joseph Frattaroli (“Defendants”). All parties to this Stipulation shall be collectively referred to as the “Parties.”

The Parties have reached an agreement to settle the shareholder derivative litigation styled In re Vaso Active Pharmaceuticals, Inc. Derivative Litigation, pending in the United States District Court for the District of Massachusetts (the “Derivative Litigation”), on the terms and conditions set forth in this Stipulation, subject to Court approval. This Stipulation is intended by the Parties to fully, finally and forever resolve, release, discharge and settle any and all claims that have been or could have been brought in the Derivative Litigation or that relate in any way to the facts or allegations in the Derivative Litigation, including but not limited to, claims brought in the Delaware Court of Chancery under Civil Action No. 682-N (the “Delaware Derivative Litigation”), based on the same facts and circumstances alleged in the Massachusetts Derivative Litigation.

I.
RECITALS
WHEREAS:
A. On or about April 20, 2004, Joseph Rosenkrantz (“Rosenkrantz”), derivatively on behalf of Vaso, brought suit against certain of the Defendants and Vaso in the United States District Court for the District of Massachusetts. On or about June 18, 2004, William Pomeroy derivatively on behalf of Vaso, brought suit against certain of the Defendants and Vaso in the United States District Court for the District of Massachusetts.

B. Both lawsuits were subsequently consolidated in the United States District Court for the District of Massachusetts, under Master Docket No. 04-10792-RCL, defined herein as the Derivative Litigation.

C. The Plaintiffs filed an Amended Consolidated Derivative Complaint on March 7, 2005 asserting, among other things, claims for breach of fiduciary duties, abuse of control, gross mismanagement and unjust enrichment. Defendants filed their Answers to the Amended Consolidated Complaint on March 28, 2005 generally denying the allegations.

D. All Defendants (as defined below) deny any wrongdoing, fault, liability or damage to Plaintiffs or Vaso, deny that they engaged in any wrongdoing, deny that they committed any violation of law, and deny that they acted improperly in any way. The Defendants further contend that (i) they acted properly at all times, discharging their duties with due care and in a manner believed in good faith to be in the best interests of Vaso, (ii) that they are not liable to Vaso or its shareholders because they performed their duties in compliance with applicable federal and state statutory and common law, including but not limited to the business judgment rule, and (iii) that the Derivative Litigation and the Delaware Derivative Litigation are without merit.

E. On or about September 13, 2004, Douglas Weymouth, derivatively on behalf of Vaso, brought the Delaware Derivative Litigation against Defendants and Vaso based on the same facts and circumstances alleged in the Massachusetts Amended Consolidated Derivative Complaint.

F. On or about November 10, 2004, the Delaware Derivative Action was stayed pending resolution of this Derivative Litigation.

G. In view of the uncertainty and risk of the outcome of any litigation (especially complex derivative litigation), the difficulties and substantial distractions, especially distractions related to the ongoing operations of Vaso, burdens, expenses and length of time necessary to engage in discovery and defend the proceeding, possible summary judgment motions, a possible trial, possible post-trial motions and possible appeals, and to eliminate the distractions, risks, burdens and expenses of further litigation, the Defendants have agreed to settle the Derivative Litigation.

H. Plaintiffs, by and through Plaintiffs’ Counsel, represent that they have conducted and completed extensive research and investigation relating to the claims and the underlying events and transactions alleged in the Derivative Litigation, including review and analysis of various public statements and filings made by Vaso and its senior officers with the Securities and Exchange Commission, analysts’ reports concerning Vaso, and press releases, news articles and other media reports concerning Vaso.

I. Plaintiffs believe that the claims asserted in the Derivative Litigation have merit. However, Plaintiffs and Plaintiffs’ Counsel recognize and acknowledge the expense and length of continued proceedings necessary to prosecute the Derivative Litigation against the Defendants through trial and appeal. Plaintiffs and Plaintiffs’ Counsel also have taken into account the uncertain outcome and the risk of any litigation, especially complex actions such as the Derivative Litigation, as well as the difficulties, expense and delays inherent in such litigation and the current financial condition of Vaso. Plaintiffs and Plaintiffs’ Counsel also are mindful of the inherent problems of proof of, and defenses to, the violations asserted in the Derivative Litigation, especially in light of the lack of direct evidence of fraud or bad faith on the part of any Defendant.

J. The Parties have voluntarily agreed, after consultation with competent legal counsel, to settle the Derivative Litigation and put the Released Claims (as defined below) to rest, finally and forever. This Stipulation shall not be construed or deemed to be a concession by Plaintiffs of any infirmity in the claims asserted in the Derivative Litigation or as a concession by any or all of the Defendants of any wrongdoing, fault, liability or damage to Plaintiffs, to Vaso, or to any other person or entity, or any infirmity in any defense that any or all Defendants asserted or could have asserted.

K. The Parties and their counsel believe that the settlement embodied in this Stipulation is fair, reasonable and adequate and in the best interests of Vaso and its stockholders.

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among the Parties that, subject to Court approval, any and all claims that have been or could have been brought in the Derivative Litigation or that relate in any way to the facts or allegations in the Derivative Litigation, including but not limited to claims brought in the Delaware Derivative Litigation, shall be finally and fully compromised, settled and released as to each of the Defendants and Vaso, upon and subject to the terms and conditions of this Stipulation as follows.

II.
DEFINITIONS

1. For purposes of this Stipulation, and in addition to the terms defined above, the following definitions apply:

a. “Board” means the Board of Directors of Vaso.

b. “Court” means the United States District Court for the District of Massachusetts.

c. “Defendants” means nominal Defendant Vaso and Defendants BioChemics, Inc., John Masiz, Kevin J. Seifert, Stephen G. Carter, Bruce A. Shear, Brian J. Strasnick, William P. Adams, Robert E. Anderson, Gary Fromm and Joseph Frattaroli.

d. “Future Changes” means those corporate governance changes set out in Article III of this Stipulation.

e. “Plaintiffs” means Joseph Rosenkrantz and William Pomeroy, derivatively on behalf of Vaso.

f. “Plaintiffs’ Counsel” means George E. Barrett, Douglas S. Johnston, Jr. and Timothy L. Miles of Barrett, Johnston & Parsley and Jeffrey Fink of Robbins Umeda & Fink, LLP.

g. “Released Claims” means collectively any and all claims, debts, demands, rights or causes of action or liabilities whatsoever (including, but not limited to, any claims for damages, interest, attorneys’ fees, expert or consulting fees, and any other costs, expenses or liability whatsoever), whether based on federal, state, local, statutory or common law or any other law, rule or regulation, whether fixed or contingent, accrued or unaccrued, liquidated or unliquidated, at law or in equity, matured or unmatured, whether derivative or individual in nature, whether asserted in federal or state court, arbitration or other forum domestic or foreign, including both known claims and Unknown Claims (as defined herein) held at any point from the beginning of time to the date of final approval of this Stipulation, which have been or could have been asserted by Plaintiffs or any Vaso shareholder on Vaso’s behalf in the Derivative Litigation, the Delaware Derivative Litigation or in any forum, including but not limited to (i) the facts, matters, transactions, conduct, omissions or circumstances alleged, or which could have been alleged, in the Derivative Litigation, the Delaware Derivative Litigation or in any forum, and (ii) the defense or settlement of the Derivative Litigation or the Delaware Derivative Litigation; provided, however, that “Released Claims” shall not be deemed to include any existing statutory or contractual indemnification rights and obligations between Defendants on one hand and Vaso on the other hand, nor to include any existing claims that Vaso or the Defendants may have against Vaso’s former attorneys.

h. “Released Parties” means the Defendants, including nominal Defendant Vaso, and each of their respective present, former and future parents, subsidiaries, divisions, affiliates, employees, members, shareholders, partners, partnerships, principals, officers, directors, attorneys, advisors, trustees, administrators, auditors, accountants, fiduciaries, consultants, representatives, and agents of each of them, and the predecessors, estates, heirs, executors, trusts, trustees, administrators, successors and assigns and any person or entity which is or was related to or affiliated with any of the foregoing or in which any of the foregoing persons and entities has or had a controlling interest and the present and former employees, members, shareholders, partners, partnerships, principals, officers and directors, attorneys, advisors, trustees, administrators, fiduciaries, consultants, representatives, accountants and auditors, insurers, and agents of each of them.

i. “Settlement” means the settlement of the Derivative Litigation agreed to by and among the Parties and embodied in this Stipulation.

j. “Stipulation” means this Stipulation and Agreement of Settlement.

k. “Unknown Claims” means any and all Released Claims that Plaintiffs do not know or suspect to exist in their favor upon release of the Released Claims which, if known by any of them, may have affected their decision with respect to the Settlement. With respect to any and all Released Claims, the Parties stipulate and agree that Plaintiffs expressly waive, and by operation of the Final Judgment of Dismissal with Prejudice, shall be deemed to have waived, any and all provisions, rights and benefits conferred by any law, rules or regulations of any state or territory of the United States or any other country, or principle of common or civil law, that in any way would restrict or limit the scope of this Stipulation whether such restriction and/or limitation is similar, comparable, or equivalent to Cal. Civ. Code § 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Plaintiffs acknowledge that the inclusion of Unknown Claims in the definition of Released Claims was separately bargained for and was a key element of the Settlement.

l. "Delaware Derivative Counsel" means William B. Federman of Federman & Sherwood and Joseph A. Rosenthal of Rosenthal, Monhait, Gross & Goddess.

k. "Delaware Derivative Plaintiffs" means Douglas Weymouth, derivatively on behalf of Vaso.

III.
CORPORATE GOVERNANCE CHANGES

1. Vaso will be implementing, upon final approval by the Court and dismissal of the Derivative Litigation and the Delaware Derivative Litigation and as soon as practical thereafter, or in certain instances previously has implemented, certain corporate governance changes as a direct and substantial result of the prosecution of the Derivative Litigation. These corporate governance changes, discussed in paragraph 2 of this Article III, shall be implemented by and applicable to the Board.

2. The following corporate governance changes represent future changes that will be implemented as soon as practical, but in no event sooner than approval of this Stipulation by the Court and dismissal with prejudice of the Derivative Litigation and the Delaware Derivative Litigation, by Vaso as a direct and substantial result of the prosecution and/or settlement of the Derivative Litigation:

A. The Board of Directors

1. Unless otherwise specified herein, at least one-half of the Board and two-thirds of all Committees shall be comprised of “independent directors,” as described herein.

B. Director Independence

The Board’s standard for independence shall be the standard used by the American Stock Exchange in determining independence of directors on Audit Committees. To be deemed “independent” in any calendar year, a director will have to satisfy the following qualifications. He or she:

1. Has not been employed by the Company or its subsidiaries or affiliates in an executive capacity within the last five calendar years;

2. Has not received, during the current calendar year or any of the three immediately preceding calendar years, remuneration, directly or indirectly, other than de minimis remuneration, as a result of service as, or being affiliated with an entity that serves as (a) an advisor, consultant, or legal counsel to the Company or to a member of the Company’s senior management; (b) except as provided herein, a significant supplier of the Company; or (c) except as provided herein, a significant customer of the Company;

3. Has no personal service contract(s) with the Company, or any member of the Company’s senior management;

4. Is not an employee or officer with a not-for-profit entity that receives significant contributions from the Company;

5. During the current calendar year or any of the three immediate preceding calendar years, has not had any business relationship with the Company for which the Company has been required to make disclosure under Regulation S-K of the SEC, other than for service as a director or for which relationship no more than de minimis remuneration was received in any one such year;

6. Is not employed by a public company at which an executive officer of the Company serves as a director;

7. Has not had any of the relationships described in subsections 1-6 above with any affiliate of the Company;

8. Is not a member of the immediate family of any person described in subsections
1-4 above;

9. Is not employed as an executive of another entity where any of the Company’s executives serve on that entity’s Compensation Committee; and

10. Does not have beneficial ownership interest of five percent or more in an entity (other than BioChemics, Inc. and suppliers, distributors and sales agents) that has received remuneration, other than de minimis remuneration, from the Company, its subsidiaries, or affiliates. De minimis remuneration is defined as (a) direct remuneration of $60,000 or less received from the Company, its subsidiaries, or affiliates during a calendar year (other than compensation); or (b) indirect remuneration paid to an entity if such remuneration does not exceed the lesser of $5 million or one percent of the gross revenues of the entity and did not directly result in an increase in the compensation received by the director from that entity.

C. Responsibilities of the Independent Directors

1. The independent directors shall meet separately from the rest of the Board of Directors at least once a year.

2. At the inaugural meeting of the independent directors and at the annual meeting of the independent directors, the independent directors shall elect a Lead Independent Director.

3. The Lead Independent Director shall be responsible for coordinating the activities of the independent directors. In addition to the duties of all Board members (which shall not be limited or diminished by the Lead Independent Director’s role), the specific responsibilities of the Lead Independent Director are as follows:

(a) to advise the Chairman of the Board as to an appropriate schedule of Vaso Board meetings, seeking to ensure that the independent directors can perform their duties responsibly while not interfering with the flow of Vaso’s operations;

(b) to provide the Chairman of the Board with input as to the preparation of agendas for the Board and Committee meetings;

(c) to advise the Chairman of the Board as to the quality, quantity, and timeliness of the flow of information from Vaso’s management that is necessary for the independent directors to effectively and responsibly perform their duties, and although Vaso’s management is responsible for the preparation of materials for the Board, the Lead Independent Director may specifically request the inclusion of certain material;

(d) to recommend to the Chairman of the Board the retention of consultants who report directly to the Vaso Board;

(e) to assist the Board and Vaso’s officers in assuring compliance with and implementation of the Company’s corporate governance policies and be principally responsible for recommending revisions to the corporate governance policies;

(f) to coordinate and develop the agenda for, and moderate executive sessions of, Vaso’s Board’s independent directors, and act as principal liaison between the independent directors and the Chairman of the Board on sensitive issues;

(g) to evaluate, along with the members of the Compensation Committee and the full Vaso Board, the CEO’s performance and meet with the CEO to discuss the Board’s evaluation; and

(h) to recommend to the Chairman of the Board the membership of the various Vaso Board Committees, as well as selection of the Committee Chairs.

D. Board Committees

1. The Chairman of the Board of Directors shall not be the CEO of the Company. However, the Chairman of the Board of BioChemics, Inc., Vaso’s parent, or any BioChemics, Inc. director also may be the Chairman of the Board of Vaso or a Director of Vaso. The Chairman of the Board must meet the definition of “independent” as described herein.

2. The Company’s by-laws should provide for annual election of the non-executive chairman, with a maximum tenure of six years.

3. All members of the Board of Directors shall serve for no more than ten years from the date of entry of the Final Judgment of Dismissal.

E. Compensation Committee

1. The Compensation Committee shall set annual and long-term performance goals for the CEO. The Compensation Committee shall meet annually to evaluate the CEO’s performance against such goals and determine compensation adjustments based on whether these goals have been achieved.

2. The Compensation Committee shall meet at least once each calendar year in executive session, without the CEO.

3. The Compensation Committee shall adopt, with Board of Directors’ approval, a resolution setting forth the following compensation principles:

(a) Compensation arrangements shall emphasize pay for performance and encourage retention of those employees who enhance the Company’s performance.

(b) Compensation arrangements shall promote ownership of the Company’s stock to align the interests of management, directors and stockholders.

(c) In approving compensation, the recent compensation history of the executive, including special or unusual compensation payments, shall be taken into consideration.

(d) Cash incentive compensation plans for senior executives shall link pay to achievement of financial goals set in advance by the Compensation Committee.

(e) The Compensation Committee shall review annually the compensation of directors.

(f) The granting of options for senior executives and cash compensation shall be based on the performance of Vaso in obtaining success in long term goals, including an increase in shareholders’ equity.

4. The Compensation Committee shall publish a report annually in the Company’s Proxy Statement setting forth their justification for their compensation determinations for the CEO and CFO. This Report should also include a discussion of the Compensation Committee’s compensation principles discussed in the preceding paragraph.

F. Audit and Oversight Committee

1. The Board of Directors shall adopt a resolution broadening the mandate of the Audit Committee to create the Audit and Oversight Committee, which Committee shall perform the following functions in addition to the functions the Audit Committee currently performs:

(a) In order to ensure that appropriate management and supervision is being afforded to significant actual and potential litigation claims, the Audit and Oversight Committee will have direct access to and meet as needed with the Risk Compliance Officer, without Company management present, as appropriate, who in turn will meet with the management employees responsible for overseeing litigation the Company is involved in; and

(b) The Audit and Oversight Committee will regularly report all significant findings to the entire Board and relay information concerning all material aspects of all litigation the Company is involved in with sufficient detail to allow the Board to provide meaningful oversight.

2. The Audit and Oversight Committee shall have at least one member with an accounting background.

3. The Audit and Oversight Committee shall establish and enforce a policy that any independent auditor responsible for auditing Vaso’s financial statements shall not provide any consulting services to Vaso absent prior written consent of the Audit & Oversight Committee.

4. The Audit and Oversight Committee should seek out all feasible alternatives for improving transparency and for verifying compliance with the Company’s ethics pledge.

5. The Audit and Oversight Committee must approve all related party transactions.

G. Corporate Governance Committee

1. The Board shall adopt a resolution creating a Corporate Governance Committee. Each director, upon appointment, shall complete a course of introduction to the Company, either provided or approved by the Corporate Governance Committee. In addition, every director shall annually complete refresher training relating to accounting, disclosure, governance, compensation and/or industry developments, in accordance with guidelines to be set by the Corporate Governance Committee.

2. The Corporate Governance Committee shall meet with each qualified prospective new Board nominee and then shall recommend whether such individual should be nominated for membership to the Board. Any prospective new Board nominee recommended by any shareholder shall be considered by the Corporate Governance Committee. The decision on whether to recommend such person to the Board shall be disclosed to shareholders after a full review by the current Board. Potential disqualifying conflicts of interest to be considered shall include:

(a) Interlocking directorships; and

(b) Substantial business, civic and/or social relationships with other members of the Board that could impair the prospective Board member’s ability to act independently from the other Board members.

3. The performance of the non-executive chairman shall be evaluated each year by the Board. Where the chairman is not sufficiently active or successful in providing meaningful leadership for the Board, he or she should be replaced. The By-Laws shall provide for an annual election of the non-executive chairman by secret ballot. The vote shall be by the entire Board commencing on the anniversary of the final resolution of the Derivative Litigation. In the event that a “no confidence” vote is reached by a majority of the Board (the chairman not voting), the Corporate Governance Committee, acting pursuant to its nominating powers, shall nominate, within three months, at least three candidates to be voted upon by the entire Board. In addition, the nominations shall include any candidate proposed by any shareholder with a 5% or more voting interest.

4. The Corporate Governance Committee shall consist of not fewer than three members, each of whom shall possess expertise in governance issues or have substantial leadership experience.

5. The By-Laws shall set forth the Corporate Governance Committee’s role and responsibilities, which should incorporate the following functions:

(i) nominating individuals to serve on the Board or its committees (or as a committee chairman);

(ii) recommending to shareholders compensation levels for the Board;

(iii) recommending changes in the duties and responsibilities of committees; and

(iv) overseeing all proposed amendments to the Articles, By-Laws, governance guidelines or committee charters.

6. The Board shall establish a formal charter for the Corporate Governance Committee.

7. The By-Laws shall require the Corporate Governance Committee to meet not less than four times per year.

H. Shareholder Suffrage

1. Shareholders with an aggregate 5% of shares outstanding shall be permitted to nominate a candidate for director, with the requirement that any such nominee, if not accepted as a nominee of the Board of Directors, will appear on Vaso’s Proxy as a candidate with the designation “Shareholder Nominated”. The candidate must provide Vaso with his consent to serve, must consent to a full credit and background check by Vaso, and must complete a Director and Officer Questionnaire; the nominating shareholder and the nominee must disclose to Vaso all dealings between them.

2. Shareholders with an aggregate 5% of shares outstanding shall be permitted to call a special meeting of shareholders; and

3. Subject to amendment of Vaso’s Articles of Incorporation, a simple majority of votes of the Class A and B shareholders voting together at any annual or special meeting shall have the power to remove a director, with or without cause.

4. The Board of Directors shall be prohibited from amending or repealing any By-Law provisions adopted pursuant to this Settlement.

I.     Stock Options

For a period of at least 5 years, no options issued before the date of entry of the Final Judgment of Dismissal shall be repriced at a lower exercise price without prior shareholder approval. All plans for granting of options must be approved by the Company’s stockholders. The number of shares granted in relation to each option provided each year to each non-employee director pursuant to the Company’s 2003 Non-Employee Director Compensation Plan shall be limited to no more than 50,000 shares, subject to full anti-dilution protection.

J.	Creation of an Insider Trading Policy

Vaso shall adopt an insider trading policy. The policy shall be signed by each executive officer and director. The policy shall include penalties, including termination of employment for any substantive violation of the policy, e.g., improper trading or tipping (as opposed to procedural, e.g., late reporting of transactions). Substantive violations of the policy shall be reportable by the Company to the SEC.

K.     Strict Scrutiny of Related Party Transactions

Vaso shall not make strategic equity investments in or enter into material contracts (defined as full value for service or products exceeding $50,000) with companies in which a director or executive officer has an ownership interest of 2% or more absent the approval of the Corporate Governance and Audit Committees.

L.     Time Limitations

The foregoing corporate governance changes shall expire or terminate after three years of any class of Vaso’s securities being listed on the Nasdaq Stock Market, Inc. or a registered securities exchange, unless, in order to qualify for a listing on Nasdaq or the Exchange, the provision must be eliminated or modified, in which case Vaso shall be permitted to do so.

IV.
RELEASES AND ENTRY OF FINAL JUDGMENT OF DISMISSAL

1. The obligations incurred in this Stipulation shall be in full and final disposition of the Derivative Litigation, the Delaware Derivative Litigation and any and all Released Claims against any and all Released Parties.

2. Plaintiffs, any other stockholders of Vaso and Vaso, including their representatives, heirs, executors, administrators, trustees, estates, shareholders, predecessors, successors, partners, affiliates, agents and assigns, and any persons they represent, with respect to all Released Claims, fully and finally release, settle, relinquish and forever discharge, and shall forever be enjoined from prosecuting, and covenant not to prosecute in any forum or in any manner, any and all Released Claims against each and every one of the Released Parties.

3. Plaintiffs will submit the proposed order (attached as Exhibit A) preliminarily approving the settlement to the Court after execution of this Stipulation.

4. Nothing herein shall be deemed to alter, amend, change, enlarge, supersede and/or modify any existing indemnity rights and obligations between any Defendant and Vaso, whether such obligations exist by agreement or applicable statute(s). Such rights and obligations will remain unaffected by this Stipulation. Moreover, nothing herein shall be deemed to affect enforcement or other rights held by any governmental agency with jurisdiction over Vaso and Defendants.

5. Upon approval of the Settlement by the Court, Plaintiffs shall submit and request entry of a Final Judgment of Dismissal with Prejudice in the form attached as Exhibit B pursuant to which Plaintiffs shall take nothing by their claims and which will finally dispose with prejudice all Released Claims. All Parties and their counsel agree not to appeal or otherwise contest such judgment and dismissal.

6. Upon approval of the Settlement by the Court, a Stipulation and Order of Dismissal of the Delaware Derivative Litigation substantially in the form attached hereto as Exhibit C shall be filed in the Delaware Court of Chancery.

V.
ATTORNEYS’ FEES, EXPENSES AND CONDITIONS

1a. Payment of attorneys' fees to Plaintiffs Counsel shall be made on the 30th business day after the Final Judgment of Dismissal with Prejudice is entered by the Court, provided that no appeal is taken therefrom. Assuming no appeal of such Final Judgment, Vaso shall pay the fees and expenses (which may include, without limitation, the fees and expenses of all experts retained by Plaintiffs' Counsel to assist in the Derivative Litigation) of Plaintiffs' Counsel in an aggregate amount of $100,000 consisting of $15,000 in cash and $85,000 face amount two year 5% subordinated callable note convertible at $1.75 per share (with full dilution protection) as a unitary part of the Settlement. Such payment shall be made to Plaintiffs' Counsel c/o Barrett, Johnston & Parsley. If there is an appeal or review, said payment shall be made, assuming affirmance of the Final Judgment of Dismissal with Prejudice by such appeal or review, ten (10) business days thereafter.

1b. Payment of attorneys' fees to Delaware Derivative Counsel shall be made on the 30th business day after the Stipulation and Order of Dismissal of the Delaware Derivative Litigation is entered by the Court, provided that no appeal is taken therefrom. Assuming no appeal of such Order of Dismissal, Vaso shall pay the fees and expenses (which may include, without limitation, the fees and expenses of all experts retained by Delaware Derivative Counsel to assist in the Delaware Derivative Litigation) of Delaware Derivative Counsel in an aggregate amount of $35,000 consisting of $10,000 in cash and $25,000 face amount two year 5% subordinated callable note convertible at $1.75 per share (with full dilution protection) as a unitary part of the Settlement. Such payment shall be made to Delaware Derivative Counsel c/o Federman & Sherwood. If there is an appeal or review, said payment shall be made, assuming affirmance of the Stipulation and Order of Dismissal of the Delaware Derivative Litigation by such appeal or review, ten (10) business days thereafter.

2. The Settlement shall terminate and be of no further force or effect if any of the conditions set forth below occur, unless waived by Vaso and all the Defendants:

a. the Court does not enter Orders approving this Stipulation and the Final Judgment of Dismissal with Prejudice; or

b. any material part of the Stipulation or Final Judgment of Dismissal with Prejudice is overturned or set aside on appeal or review; or

3. If any of the conditions in paragraph 2 of this Article V occur and are not waived by Vaso and all Defendants, the Parties shall revert to their litigation positions and the fact and terms of the Stipulation shall not be admissible in any trial, including but not limited to, the trial of the Derivative Litigation.

VI.
NO ADMISSION OF WRONGDOING

1. This Stipulation, whether or not consummated, and any act performed or document executed pursuant to or in furtherance of the Stipulation or the Settlement or any negotiations, discussions, findings or proceedings in connection with this Stipulation or the Settlement:

a. does not constitute and shall not be offered against any or all of the Defendants, Vaso or the Released Parties for any reason including, without limitation, as evidence of or construed as or deemed to be evidence of any presumption, concession, or admission by any or all Defendants or Vaso with respect to the truth of any fact alleged by Plaintiffs or the validity of any Released Claim that has been or could have been asserted in the Derivative Litigation, the Delaware

Derivative Litigation or in any litigation, or the deficiency of any defense that has been or could have been asserted in the Derivative Litigation, the Delaware Derivative Litigation or in any litigation, or of any liability, negligence, fault, or wrongdoing of any or all Defendants or Vaso.

b. does not constitute and shall not be offered against any or all Defendants, Vaso or the Released Parties as evidence of or be construed as or deemed evidence of a presumption, concession or admission of any fault, misrepresentation or omission with respect to any statement or written document approved or made by any or all Defendants or Vaso.

           c. does not constitute and shall not be offered against any or all Defendants, Vaso or the Released Parties as evidence of or be construed as or deemed evidence of a presumption, concession or admission with respect to any liability, negligence, fault or wrongdoing, or in any way referred to for any other reason as against any of the Parties to this Stipulation, in any other civil, criminal or administrative action or proceeding (including, but not limited to, any formal or informal investigation or inquiry by the Securities and Exchange Commission or any other state or federal governmental or regulatory agency), other than such proceedings as may be necessary to effectuate the provisions of this Stipulation; provided, however, that if this Stipulation is approved by the Court, any or all Defendants, Vaso or the Released Parties may refer to this Stipulation to effectuate the liability protection granted them hereunder.

d. does not constitute and shall not be offered or construed against any or all Defendants, Vaso or the Released Parties as an admission or concession that the corporate governance reforms and attorneys’ fees and expenses paid hereunder represent remedies which could have been recovered after trial; and

e. shall not be offered, construed or received in evidence as an admission, concession or presumption against Plaintiffs or their attorneys that any of their claims are without merit.

2. Any or all Released Parties may file this Stipulation and/or the Final Judgment of Dismissal with Prejudice in any other action or proceeding that may be brought against any or all of them in support of a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment, bar or reduction, or any theory of claim preclusion or issue preclusion or similar defense or counterclaim. Plaintiffs understand, acknowledge and agree that the Defendants have denied and continue to deny each and all claims of alleged wrongdoing.

VII.
MISCELLANEOUS PROVISIONS

1. This Stipulation constitutes the entire agreement among the Parties concerning the Settlement of the Derivative Litigation, and supersedes any prior agreements or understandings between the Parties with respect to the Settlement. No representations, warranties, or inducements have been made by any Party concerning this Stipulation or its exhibits, other than those contained and memorialized in this Stipulation.

2. The Parties intend the Settlement to be a final and complete resolution of all Released Claims, including any and all allegations asserted or which could have been asserted on behalf of Vaso against Defendants with respect to all matters set forth in Plaintiffs’ Amended Consolidated Derivative Complaint. Further, the Parties agree that the attorneys’ fee amount paid and the other terms of the Settlement were negotiated at arm’s length in good faith and in the best interests of Vaso, and reflect a settlement that was reached voluntarily after consultation with experienced legal counsel. The Parties assert no claim of bad faith prosecution or defense. Defendants acknowledge that this case was brought in good faith by Plaintiffs and Plaintiffs' Counsel, and Plaintiffs acknowledge this case was defended in good faith by Defendants and their attorneys.

3. Plaintiffs expressly represent and warrant that, in entering into the Settlement, they relied upon their own knowledge and investigation (including the knowledge of and investigation performed by Plaintiffs’ Counsel), and not upon any promise, representation, warranty or other statement made by or on behalf of any of the Defendants or Vaso not expressly contained in this Stipulation.

4. This Stipulation may not be modified or amended, nor may any of its provisions be waived (except the conditions set forth in paragraph 2 of Article V, which may only be waived by Vaso and each Defendant), except by a writing signed by all Parties hereto or their successors-in-interest.

5. The headings herein are used for the purpose of convenience only and are not meant and shall not be construed to have any legal effect.

6. The administration and consummation of the Settlement shall be under the authority of the Court, and the Court shall retain jurisdiction for the purpose of entering orders enforcing the terms of the Settlement.

7. The waiver by any Party of any breach of this Stipulation by any Party hereto shall not be deemed a waiver of any other prior or subsequent breach of this Stipulation or be deemed a waiver by any other Party.

8. This Stipulation may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument, provided that counsel for the Parties to this Stipulation shall exchange among themselves original signed counterparts. Any signature to this Stipulation, to the extent signed and delivered by facsimile, shall be treated in all manners and respects as an original signature and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of a Party, any other Party so executing and delivering this Stipulation by facsimile shall re-execute original forms thereof and deliver them to the requesting Party. No Party shall raise the use of facsimile to deliver or transmit a signature as a defense to the formation or enforceability of this Stipulation, and each such Party forever waives any such defense.

9. The terms of this Stipulation shall be binding upon, and inure to the benefit of the successors and assigns of the Parties and the Released Parties.

10. The construction, interpretation, operation, effect and validity of this Stipulation, and all documents necessary to effectuate it, shall be governed by the laws of the State of Delaware without regard to its conflicts of laws. Exclusive venue over any dispute arising from or relating to this Stipulation shall lie in the United States District Court for the District of Massachusetts, and the Parties expressly consent to personal jurisdiction in Massachusetts in connection with any action to enforce the Settlement.

11. This Stipulation shall not be construed more strictly against one party than another merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the Parties, it being recognized that it is the result of arm’s length negotiations between the Parties, and all Parties have contributed substantially and materially to the preparation of this Stipulation.

12. All counsel and any other person executing this Stipulation, or any related settlement documents, warrant and represent that they have full authority to do so and that they have the authority to take appropriate action required or permitted to be taken under this Stipulation to effectuate its terms.

13. Counsel for Plaintiffs, counsel for the Defendants, and counsel for Vaso agree to cooperate fully with one another in seeking prompt Court approval of the Settlement and the entry of a Final Judgment of Dismissal with Prejudice, and promptly to agree to execute all such other documents and to take all such other action as may be reasonably required to obtain the Court’s final approval of the Settlement and the entry of a Final Judgment of Dismissal with Prejudice. The Parties shall promptly apply to the Court for approval of the Settlement. The Parties shall use their best efforts to obtain Court approval of the Settlement.

14. Any agreements and orders entered during the course of the Derivative Litigation relating to the confidentiality of information shall survive this Stipulation.

15. Nothing in this Stipulation, or the negotiations relating thereto, is intended to or shall be deemed to constitute a waiver of any applicable privilege or doctrine, including, without limitation, the attorney-client privilege or work product doctrine.

16. The Parties (i) acknowledge their intent to consummate the Settlement and (ii) agree to cooperate as reasonably necessary to effectuate and implement this Stipulation, and to use their commercially reasonable efforts to accomplish this Stipulation’s terms and to consummate its contemplated transactions.

17. The Parties acknowledge, represent and warrant to each other that the mutual releases and payments hereunder are adequate consideration for the consideration given.

18. The Plaintiffs and Plaintiffs’ Counsel represent and warrant that they, individually and collectively, have not assigned any rights, claims or causes of action that were asserted or could have been asserted in the Derivative Litigation in connection with or arising from any of the Released Claims.

19. The Parties acknowledge that their respective counsel has express authority to execute this Stipulation on their behalf and that such signature by counsel shall have the same force and binding effect as if signed by the Party.

STIPULATED AND AGREED TO:

/s/ Timothy L. Miles
GEORGE E. BARRETT
DOUGLAS S. JOHNSTON, JR.
TIMOTHY L. MILES
BARRETT, JOHNSTON & PARSLEY
217 Second Avenue, North
Nashville, TN 37201
Phone: (615) 244-2202
Facsimile: (615) 252-3798

Lead Counsel for Plaintiffs

/s/ Richard S. Kraut/JH
DILWORTH PAXSON LLP
RICHARD S. KRAUT
1818 N Street NW, Suite 400
Washington, DC 20036
Phone: (202) 452-0900
Facsimile: (202) 452-0930

Counsel for Vaso Active Pharmaceuticals, Inc.,
BioChemics, Inc., John Masiz, Kevin J. Seifert,
Bruce A. Shear, Brian J. Strasnick, William P.
Adams, Robert E. Anderson, Gary Fromm
and Joseph Frattaroli

/s/ Michael G. Bongiorno
WILMER CUTLER PICKERING HALE
AND DORR LLP
JEFFREY B. RUDMAN
MICHAEL G. BONGIORNO
60 State Street
Boston, MA 02109
Phone: (617) 526-6000
Facsimile: (617) 526-5000

Counsel for Vaso Active Pharmaceuticals, Inc.,
BioChemics, Inc., John Masiz, Kevin J. Seifert,
Bruce A. Shear, Brian J. Strasnick, William P.
Adams, Robert E. Anderson, Gary Fromm
and Joseph Frattaroli

/s/ John A. Sten
JOHN A. STEN
KAY B. LEE
GREENGERG TRAURIG, LLP
One International Place
Boston, MA 02110
Phone: (617) 310-6083

Counsel for Stephen G. Carter

/s/ William B. Federman	Agreeing to Section 4, Par. 6 and Section 5, Par. 1
WILLIAM B. FEDERMAN	only of the Stipulation and Agreement of Settlement
FEDERMAN & SHERWOOD
120 N. Robinson Avenue, Suite 2720
Oklahoma City, OK 73102
Phone: (405) 235-1560
Facsimile: (405) 239-2112

JOSEPH A. ROSENTHAL
ROSENTHAL, MONHAIT, GROSS & GODDESS, P.A.
Suite 1401, 919 N. Market Street
Wilmington, DE 19899-1070

Counsel for Plaintiff in Delaware Derivative Litigation